Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Orchid Island Capital, Inc.

Vero Beach, Florida

We hereby consent to the incorporation by reference in this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to us under the caption “Experts”, and of our report dated March 22, 2013, relating to the financial statements of Orchid Island Capital, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference into the Registration Statement on Form S-11 (No. 333-192933), as amended.

/s/ BDO USA, LLP

West Palm Beach, Florida

January 16, 2014